Exhibit 99.1
For Release on July 27, 2011
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2011
FINANCIAL RESULTS
New York, NY — July 27, 2011 — Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the second quarter ended June 30, 2011.
Second Quarter Overview:
•	Revenue increased 0.7% in Q2 2011 compared to Q2 2010.

•	Comparable club revenue increased 1.5% in Q2 2011 compared to Q2 2010.

•	Ancillary club revenue increased 11.4% in Q2 2011 compared to Q2 2010.

•	Total member count increased 7,000 to 517,000 in Q2 2011 compared to a 1,000 increase to 496,000 in Q2 2010.

•	Membership attrition averaged 3.2% per month in Q2 2011 compared to 3.3% per month in Q2 2010.

•	Q2 2011 results reflected loss on extinguishment of debt, net of taxes of $2.8 million, or ($0.12) per share and incremental interest expense reflecting the 30 day call period on our 11% Senior Discount Notes of $855,000, net of taxes, or ($0.04) per share. Together the refinancing related effects total approximately ($0.16) per share. Also in Q2 2011, we recorded $549,000, or ($0.02) per share, of discrete income tax charges.

•	Loss per share was $(0.02) in Q2 2011 compared to loss per share of ($0.04) in Q2 2010. Removing the ($0.16) per share of charges related to the Q2 2011 debt refinancing and the ($0.02) per share of discrete income tax charges, net earnings per share total $0.16.

•	Adjusted EBITDA was $24.3 million in Q2 2011, an increase of $5.0 million, or 26.3% when compared to Adjusted EBITDA of $19.3 million in Q2 2010.
Robert Giardina, Chief Executive Officer of TSI, commented: “The second quarter operating results were our best since Q4 2008, and were ahead of our plan. Our comparable club sales turned positive sooner than we had expected, and we also experienced strong membership and personal training growth and produced improved expense leverage. We are raising our outlook for the balance of the year, and are looking forward to continuing to implement new programs that drive membership and club usage. We are also excited to be opening two clubs in the second half of this year, our first new clubs since the first quarter of 2009. However, our principal goals remain to continue to improve earnings and to increase free cash flow from our existing club base.”

Quarter Ended and Year to Date June 30, 2011 Financial Results:
Revenue (in thousands):

	Quarter Ended June 30,
	2011		2010
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$91,409	77.3%	$91,987	78.3%	(0.6)%
Joining fees	1,534	1.3%	2,432	2.1%	(36.9)%

Membership revenue	92,943	78.6%	94,419	80.4%	(1.6)%

Personal training revenue	16,708	14.1%	15,582	13.2%	7.2%
Other ancillary club revenue	7,534	6.4%	6,171	5.3%	22.1%

Ancillary club revenue	24,242	20.5%	21,753	18.5%	11.4%
Fees and other revenue	1,100	0.9%	1,264	1.1%	(13.0)%

Total revenue	$118,285	100.0%	$117,436	100.0%	0.7%

Total revenue for Q2 2011 increased $0.8 million, or 0.7%, compared to Q2 2010. Revenue at clubs operated for over 12 months (“comparable club revenue”) increased 1.5% in Q2 2011 compared to Q2 2010.
Operating expenses:

	Quarter Ended June 30,
	2011	2010
			Expense %
	Expense % of Revenue		Variance
Payroll and related	38.1%	41.4%	(7.2)%
Club operating	36.7%	37.3%	(1.0)%
General and administrative	5.2%	5.4%	(3.1)%
Depreciation and amortization	11.1%	11.4%	(1.7)%
Impairment of fixed assets	—%	2.4%	(100.0)%

Operating expenses	91.1%	97.9%	(6.3)%

Total operating expenses decreased $7.2 million, or 6.3%, for Q2 2011 compared to Q2 2010. Operating margin was 8.9% for Q2 2011 compared to 2.1% for Q2 2010.
Payroll and related. The decrease in payroll and related expenses in Q2 2011 compared to Q2 2010 was principally driven by payroll related to membership consultants. The payroll costs we defer are limited to the amount of joining fees collected. Total joining fees collected in recent years prior to the second half of 2010 were at reduced amounts; therefore the payroll charges expensed in those periods were higher and amounts deferred were reduced. Given the fact the amounts deferred in the past periods were at reduced amounts, the amounts amortized into the current period are at lower levels. Conversely, in 2011 we are collecting higher average joining fees than in recent years and therefore we are currently deferring a higher proportion of membership consultant compensation, which will be amortized and expensed in future periods. Additionally, payroll related to club staffing, excluding membership consultants, decreased as we realized efficiencies from programs put in place in the second half of 2010.
     Club operating. In Q2 2011, utilities and repairs and maintenance expenses decreased, which was partially offset by the increase in occupancy related expenses.
     Impairment of fixed assets. In Q2 2010, we recorded fixed asset impairment charges of $2.9 million, representing the write-off of fixed assets of one underperforming club and the planned closure of one club prior to its lease expiration date. There were no fixed asset impairment charges in Q2 2011.

Loss on extinguishment of debt was $4.9 million in Q2 2011 resulting from our debt refinancing on May 11, 2011. We incurred $2.5 million of call premium on the Senior Discount Notes together with the write-off of $2.4 million of net deferred financing costs related to the debt extinguishment. There were no such costs in the three months ended June 30, 2010.
Interest Expense increased in Q2 2011 compared to Q2 2010 primarily as a result of the payment of $1.3 million of incremental interest in connection with the redemption of the 11% Senior Discount Notes.
Net loss for Q2 2011 was $410,000 compared to net loss of $815,000 for Q2 2010.
Cash flow from operating activities for year to date 2011 totaled $35.1 million, an increase of $5.6 million from year to date 2010, which was partially related to the increase in overall earnings. Also in year to date 2011, due to the timing of payments, prepaid rent decreased $5.0 million, while in year to date 2010 there was no cash effect from prepaid rent. The effect of the change in deferred revenue and deferred membership costs increased cash by $1.4 million in the aggregate. In addition, income tax refunds, net of cash paid for income taxes increased $4.0 million in year to date 2011, compared to year to date 2010. Partially offsetting the operating cash increases was the increase in cash paid for interest of $7.4 million, excluding the $2.5 million of call premium paid on the redemption of the Senior Discount Notes. Cash paid for interest increased principally because the interest paid on our Senior Discount Notes was at the time of our May 11, 2011 debt refinancing, while in 2010, the semi-annual interest payment was not made until August.
Net cash used in financing activities increased $27.2 million for the year to date 2011 compared to year to date 2010. In 2011, we made principal payments of $14.1 million on the 2007 Term Loan Facility and in 2010, we made principal payments of $925,000. On May 11, 2011, we refinanced our long-term debt. In accordance with the refinancing, we repaid the remaining principal amounts of the 2007 Term Loan Facility of $164.0 million and the Senior Discount Notes of $138.5 million and received $297.0 million under the 2011 Term Loan Facility, net of the original issue discount of $3.0 million. In connection with the refinancing, we paid $8.1 million in debt issuance costs.
Third Quarter 2011 Business Outlook:
Based on the current business environment, recent performance and current trends in the marketplace and subject to the risks and uncertainties inherent in forward-looking statements, our outlook for the third quarter of 2011 includes the following:
•	Revenue for Q3 2011 is expected to be between $116.0 million and $117.0 million versus $113.1 million for Q3 2010.

•	In Q3 2011, as a percentage of revenue, we expect payroll and related expenses to approximate 38% and club operating expenses to approximate 38.4%. Club operating expenses as a percent of revenue in Q3 2011 are expected to increase from Q2 2011 levels in part due to seasonal increases in utilities and marketing costs. General and administrative expenses are expected to be approximately $7.4 million and depreciation and amortization expenses are expected to be similar to Q2 2011 amounts in total dollars.

•	EBITDA is expected to improve $3.3 million, or 18.5%, to $21.0 million in Q3 2011 compared to Q3 2010.

•	We estimate that net income for Q3 2011 will be between $1.2 million and $1.7 million, and earnings per share will be in the range of $0.05 per share to $0.07 per share, assuming a 26% effective tax rate and 23.3 million weighted average fully diluted shares outstanding.
Investing Activities Outlook:
For the year ending December 31, 2011, we currently plan to invest $29.0 million to $32.0 million in capital expenditure, which represents an increase from $22.0 million of capital expenditures in 2010. This amount includes approximately $7.5 million to $8.5 million related to the two planned club openings in the second half of 2011, approximately $15.5 million for the upgrade of existing clubs and $4.3 million principally related to major renovations at clubs with recent lease renewals and upgrading our in-club entertainment system network. We also expect to invest $2.0 million to $3.0 million to enhance our management information and communication systems.

Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “Third Quarter 2011 Business Outlook” and “Investing Activities Outlook”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 158 fitness clubs as of June 30, 2011, comprising 106 New York Sports Clubs, 25 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 517,000 members. For more information on TSI, visit http://www.mysportsclubs.com.
The Company will hold a conference call on Wednesday July 27, 2011 at 4:30 PM (Eastern) to discuss the second quarter results. Robert Giardina, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site beginning July 28, 2011.
From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alert” section at http://www.mysportsclubs.com.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
ICR, Inc.
Joseph Teklits
(203) 682-8390
joseph.teklits@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2011 and December 31, 2010
(All figures in thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$34,512	$38,803
Accounts receivable, net	6,475	5,258
Inventory	269	217
Prepaid corporate income taxes	6,784	7,342
Prepaid expenses and other current assets	9,758	13,213

Total current assets	57,798	64,833
Fixed assets, net	296,605	309,371
Goodwill	32,940	32,794
Intangible assets, net	11	44
Deferred tax assets, net	40,863	41,883
Deferred membership costs	8,171	5,934
Other assets	14,197	9,307

Total assets	$450,585	$464,166

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$15,000	14,550
Accounts payable	6,949	4,008
Accrued expenses	29,041	27,477
Accrued interest	1,040	6,579
Deferred revenue	41,151	35,106

Total current liabilities	93,181	87,720
Long-term debt	281,302	301,963
Deferred lease liabilities	65,627	67,180
Deferred revenue	5,815	3,166
Other liabilities	8,999	11,082

Total liabilities	454,924	471,111
Stockholders’ deficit:
Common stock	23	23
Paid-in capital	(20,849)	(21,788)
Accumulated other comprehensive income (currency translation adjustment)	2,665	2,121
Retained earnings	13,822	12,699

Total stockholders’ deficit	(4,339)	(6,945)

Total liabilities and stockholders’ deficit	$450,585	$464,166

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters and Six Months Ended June 30, 2011 and 2010
(All figures in thousands except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues:
Club operations	$117,185	$116,172	$232,777	$232,767
Fees and other	1,100	1,264	2,213	2,428

	118,285	117,436	234,990	235,195

Operating Expenses:
Payroll and related	45,101	48,605	90,353	97,116
Club operating	43,385	43,804	87,487	87,272
General and administrative	6,096	6,292	13,516	15,231
Depreciation and amortization	13,185	13,407	26,187	27,061
Impairment of fixed assets	—	2,865	—	3,254

	107,767	114,973	217,543	229,934

Operating income	10,518	2,463	17,447	5,261
Loss on extinguishment of debt	4,865	—	4,865	—
Interest expense	6,621	5,179	12,203	10,363
Interest income	(19)	(17)	(90)	(35)
Equity in the earnings of investees and rental income	(611)	(518)	(1,255)	(1,054)

(Loss) income before benefit for corporate income taxes	(338)	(2,181)	1,724	(4,013)
Provision (benefit) for corporate income taxes	72	(1,366)	601	(2,466)

Net (loss) income	$(410)	$(815)	$1,123	$(1,547)

(Loss) earnings per share:
Basic	$(0.02)	$(0.04)	$0.05	$(0.07)
Diluted	$(0.02)	$(0.04)	$0.05	$(0.07)
Weighted average number of shares used in calculating (loss) earnings per share:
Basic	22,799,816	22,625,137	22,755,651	22,615,241
Diluted	22,799,816	22,625,137	23,211,425	22,615,241

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2011 and 2010
(All figures in thousands)
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$1,123	$(1,547)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,187	27,061
Impairment of fixed assets	—	3,254
Loss on extinguishment of debt	4,865	—
Call premium on redemption of Senior Discount Notes	(2,538)	—
Amortization of debt discount	52	—
Amortization of debt issuance costs	553	506
Non-cash rental expense, net of non-cash rental income	(2,082)	(2,171)
Compensation expense incurred in connection with stock options and common stock grants	658	737
Decrease (increase) in deferred tax asset	1,020	(4,171)
Net change in certain operating assets and liabilities	8,132	4,409
(Increase) decrease in deferred membership costs	(2,237)	1,890
Landlord contributions to tenant improvements	149	100
Decrease in insurance reserves	(984)	(1,081)
Other	184	485

Total adjustments	33,959	31,019

Net cash provided by operating activities	35,082	29,472

Cash flows from investing activities:
Capital expenditures	(11,719)	(6,262)

Net cash used in investing activities	(11,719)	(6,262)

Cash flows from financing activities:
Proceeds from 2011 Senior Credit Facility, net of original issue discount	297,000	—
Debt issuance costs	(8,065)	—
Repayment of 2007 Term Loan Facility	(178,063)	(925)
Repayment of Senior Discount Notes	(138,450)	—
Principal payment on 2011 Term Loan Facility	(750)	—
Proceeds from exercise of stock options	225	76
Tax benefit from stock option exercises	56	—

Net cash used in financing activities	(28,047)	(849)

Effect of exchange rate changes on cash	393	(181)

Net (decrease) increase in cash and cash equivalents	(4,291)	22,180
Cash and cash equivalents beginning of period	38,803	10,758

Cash and cash equivalents end of period	$34,512	$32,938

Summary of the change in certain operating assets and liabilities:
Increase in accounts receivable	(1,188)	(1,090)
(Increase) decrease in inventory	(50)	3
Decrease in prepaid expenses and other current assets	3,226	1,084
(Decrease) increase in accounts payable, accrued expenses and accrued interest	(3,337)	2,352
Change in prepaid corporate income taxes and corporate income taxes payable	558	(1,342)
Increase in deferred revenue	8,923	3,402

Net change in certain working capital components	$8,132	$4,409

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA and EBITDA
For the Three Months Ended June 30, 2011 and 2010
(All figures in thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2011	2010
Net cash provided by operating activities	$9,674	$11,854
Interest expense, net of interest income	6,602	5,162
Provision (benefit) for corporate income taxes	438	(1,366)
Changes in operating assets and liabilities	4,096	1,076
Call premium on Senior Discount Notes	2,538	—
Amortization of debt discount	(52)	—
Amortization of debt issuance costs	(271)	(253)
Compensation expense incurred in connection with stock options and common stock grants	(310)	(368)
Non-cash rental expense, net of non-cash rental income	962	1,237
Decrease in insurance reserves	654	852
(Decrease) increase in deferred tax asset	(502)	2,272
Increase (decrease) in deferred membership costs	1,037	(900)
Other	(552)	(313)

Adjusted EBITDA	24,314	19,253
Loss on extinguishment of debt	(4,865)	—
Impairment of fixed assets	—	(2,865)

EBITDA	$19,449	$16,388

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to EBITDA
For the Three Months Ending September 30, 2011
(All figures in thousands)
(Estimated)

Q3 2011
Net cash provided by operating activities (estimated)	$18,950
Interest expense, net of interest income	5,900
Provision for corporate income taxes	377
Changes in operating assets and liabilities	(5,400)
Amortization of debt issuance costs	(390)
Compensation expense incurred in connection with stock options and common stock grants	(320)
Non-cash rental expense, net of non-cash rental income	680
Decrease in deferred tax asset	(270)
Increase in deferred member costs	1,400
Other	73

EBITDA (estimated)	$21,000

Non-GAAP Financial Measures — EBITDA and Adjusted EBITDA
     EBITDA consists of net income (loss) plus interest expense (net of interest income), provision for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA, excluding loss on extinguishment of debt and any fixed asset or goodwill impairments. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
     EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flows from operating activities, operating income or other cash flow or income data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of cash flows and income, and must be considered in performing a comprehensive assessment of our liquidity.
     EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $13.2 million in the quarter ended June 30, 2011. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for demonstrating our ability to satisfy our liquidity and capital resource requirements.
     Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our liquidity. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.
     Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
     The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:
•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2011 Senior Credit Facility.

•	Our discussions with prospective lenders and investors in recent years, including in relation to our 2011 Senior Credit Facility, have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•	The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it indicates our ability to generate funds sufficient to make capital expenditures (including for the opening of new clubs and the upgrading of existing clubs) as well as to undertake initiatives to enhance our business by offering new products and services in accordance with our strategy.

•	Quarterly, our equity analysts often report on our EBITDA with respect to valuation commentary.
     We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our liquidity.